Exhibit 99.2

Assembly Biosciences Announces Pricing of $125 Million Public Offering

SOUTH SAN FRANCISCO, Calif., December 12, 2019 (GLOBE NEWSWIRE) — Assembly Biosciences, Inc. (Nasdaq: ASMB) (“Assembly”), today announced the pricing of an underwritten public offering of 5,151,515 shares of its common stock to the public at $16.50 per share. In addition, and in lieu of common stock, Assembly is offering to a certain existing investor pre-funded warrants to purchase up to an aggregate of 2,424,242 shares of common stock at a purchase price of $16.499 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each pre-funded warrant. The offering is expected to close on or about December 16, 2019, subject to the satisfaction of customary closing conditions. The aggregate gross proceeds to Assembly from this offering are expected to be approximately $125 million, before deducting underwriting discounts and commissions and other offering expenses payable by Assembly. Assembly has granted the underwriters a 30-day option to purchase up to an additional 1,136,363 shares of common stock at the offering price, less the underwriting discounts and commissions. Assembly intends to use the net proceeds from the sale of the common stock to fund clinical trials, nonclinical studies, research and development and for general corporate purposes.

Jefferies LLC, SVB Leerink LLC and William Blair & Company, L.L.C. are acting as joint bookrunning managers for the offering. Mizuho Securities USA LLC and Robert W. Baird & Co. Incorporated are acting as co-managers for the offering.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-222366), which was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 10, 2018. A final prospectus supplement relating to this offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectuses may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6132, or by email at syndicate@svbleerink.com; or William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Assembly Biosciences

Assembly Biosciences, Inc. is a clinical-stage biotechnology company developing innovative therapeutics targeting hepatitis B virus (HBV) and diseases associated with the microbiome. The HBV program is focused on advancing a new class of potent, oral core inhibitors that have the potential to increase cure rates for chronically infected patients. The microbiome program is developing novel oral live microbial biotherapeutic candidates with Assembly’s fully integrated platform, including a robust process for strain identification and selection, GMP banking and production, and targeted delivery to the lower gastrointestinal tract with the GEMICEL® technology.

Forward-Looking Statements

The information in this press release contains forward-looking statements regarding future events, including statements about Assembly’s expectations regarding the terms of the offering or completion of the offering. Assembly intends such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market and other conditions, the satisfaction of customary closing conditions related to the offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Assembly will be able to complete the offering on the anticipated terms, or at all. More information about the risks and uncertainties faced by Assembly are more fully detailed under the heading “Risk Factors” in Assembly’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Except as required by law, Assembly assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Lauren Glaser

(415) 521-3828

lglaser@assemblybio.com